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                   [LOGO OF JONES INTERCABLE APPEARS HERE]



Election 2 Investor Letter

Date

Re: Proxy Mailing - Sale of Augusta, Georgia Cable Television System by Cable TV Fund 12-B,Ltd.

Dear Beneficial Owner of Limited Partnership Interests:

Our records indicate that you are a beneficial owner of limited partnership interests in Cable TV Fund 12-B, Ltd. Enclosed for your information and review are proxy solicitation materials.

Your qualified plan trustee/custodian, which is the registered owner of your limited partnership interests, has authorized Jones Intercable, Inc.(the "General Partner") to mail these proxy materials directly to you and has authorized its clients, the beneficial owners, to execute the proxy cards on its behalf.

By this authorization, your signature will be legally sufficient and your vote of the limited partnership interests registered in the name of the trustee/custodian will be counted without the trustee/custodian's counter-signature.

Please vote, sign as beneficial owner, and return your proxy card to the General Partner in the enclosed envelope as soon as possible and no later than September 30, 1995.

If you have any questions, please call our Investor Services Department at (800) 572-6520, extension 7510.



Sincerely,


Jones Intercable, Inc.
The General Partner

Enclosures

9697 East Mineral Ave., Englewood, CO 80112-3446 * P.O. Box 4713, Englewood, CO 80155-4713 * (303) 792-3111 * FAX (303) 790-9021